UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2011

HANDY & HARMAN LTD.
(Exact name of registrant as specified in its charter)

Delaware	1-2394	13-3768097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite N222, White Plains, New York		10604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 461-1300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On November 29, 2011, Handy & Harman Ltd., a Delaware corporation (the “Company”), held its 2011 annual meeting of stockholders (the “Meeting”).

The following matters were submitted to a vote of the Company’s stockholders at the Meeting: (i) the election of eight directors, each to serve until the annual meeting of stockholders in fiscal year 2012 and until their respective successors have been duly elected and qualified; and (ii) the ratification of the appointment of Grant Thornton LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2011.

The total number of shares of Common Stock voted in person or by proxy at the Meeting was 11,911,185, representing approximately 94.2% of the 12,646,498 shares outstanding and entitled to vote at the Meeting.  Each director nominee was elected and the appointment of Grant Thornton LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2011 was approved by the requisite vote.

Set forth below is the number of votes cast for, against or withheld, as well as the number of abstentions as to each such matter, including a separate tabulation with respect to each nominee for director, as applicable. There were 1,690,679 broker non-votes with respect to the election of directors and none with respect to the ratification proposal.

1.	Election of Directors.

NOMINEE	VOTES FOR	VOTES WITHHELD
Warren G. Lichtenstein	9,716,691	503,815
Glen M. Kassan	9,707,433	513,073
Robert Frankfurt	10,143,971	76,535
Jack L. Howard	9,719,813	500,693
John H. Mcnamara, Jr.	9,717,355	503,151
Mitchell I. Quain	10,037,825	182,681
Garen W. Smith	10,138,773	81,733
Jeffrey A. Svoboda	9,719,813	500,693

2.	Proposal to ratify Grant Thornton LLP as the Company’s independent public accountants for the Company’s fiscal year ending December 31, 2011.

For:	11,831,739	Against:	75,201	Abstain:	4,245

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HANDY & HARMAN LTD.

Dated: November 29, 2011	By:	/s/ Glen M. Kassan
	Name:	Glen M. Kassan
	Title:	Chief Executive Officer